Exhibit 5.1

Consent of Independent Registered Public Accounting Firm

We have issued our report dated February 24, 2022, with respect to the consolidated financial statements of The Lion Electric Company (the “Company”) included in the Annual Report on Form 20-F of the Company for the year ended December 31, 2021, which is incorporated by reference in this Registration Statement on Form F-10.

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of the aforementioned report, and to the use of our name as it appears under the caption “Auditor, Registrar And Transfer Agent” of the prospectus included in this Registration Statement on Form F-10.

/s/ Raymond Chabot Grant Thornton LLP

Montréal, Canada

June 15, 2022